SEWARD & KISSEL LLP
One Battery Park Plaza
New York, New York 10004

Telephone: (212) 574-1200
Facsimile: (212) 481-8421
www.sewkis.com

                April 26, 2024

Prospector Funds, Inc.
370 Church Street
Guilford, Connecticut 06437

Ladies and Gentlemen:

    We have acted as counsel for Prospector Funds, Inc. (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indefinite number of shares of Common Stock, par value $0.001 per share (the “Shares”), of the Prospector Capital Appreciation Fund and the Prospector Opportunity Fund (the “Portfolios”), each a series of the Company. The Company is a Maryland corporation and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

    As counsel for the Company, we have participated in the preparation of the Post-Effective Amendment No. 28 to the Company’s Registration Statement on Form N-1A (File Nos. 333-143669 and 811-22077) to be filed with the Securities and Exchange Commission (the “Commission”) on April 26, 2024 and to become effective on April 30, 2024 pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the “Registration Statement”), in which this letter is included as an exhibit. We have examined the Charter and By-Laws of the Company and any amendments and supplements thereto and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

    Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of the above-referenced Portfolios authorized to be issued by the Company in its Charter, duly authorized,

Prospector Funds, Inc.
April 26, 2024

and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and fully paid and non-assessable under the laws of the State of Maryland.

    We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Maryland or any other jurisdiction. Additionally, we do not express any opinion with respect to any laws, rules, regulations or orders concerning emergencies declared by any governmental authority or the effect thereof on the opinions expressed herein. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

    We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                Very truly yours,

                /s/ Seward & Kissel LLP